Exhibit 99

SPS Commerce Reports Fourth Quarter and Full Year 2015 Financial Results

Company Delivers 25% Growth in Recurring Revenue Over 2014

MINNEAPOLIS, Feb. 03, 2016 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (Nasdaq:SPSC), a leading provider of cloud-based supply chain management solutions, today announced financial results for the fourth quarter and full year quarter ended December 31, 2015.

Revenue was $42.3 million in the fourth quarter of 2015, compared to $35.4 million in the fourth quarter of 2014, reflecting 20% growth in revenue from the fourth quarter of 2014. Recurring revenue grew over 20% from the fourth quarter of 2014.

Net income in the fourth quarter of 2015 was $2.1 million or $0.12 per diluted share, compared to net income of $854,000, or $0.05 per diluted share, in the fourth quarter of 2014. Non-GAAP net income per diluted share was $0.27, compared to non-GAAP net income per diluted share of $0.18 in the fourth quarter of 2014. Adjusted EBITDA for the fourth quarter of 2015 increased 33% to $6.7 million compared to the fourth quarter of 2014.

“2015 was another great year for SPS Commerce as the combination of our business momentum and solid execution enabled us to deliver strong results throughout the year,” said Archie Black, President and CEO of SPS Commerce.  “We continued to take advantage of the opportunities created by the proliferation of omnichannel in the retail industry in 2015, as we grew our network and deepened our relationships with suppliers and retailers.  The need for collaboration among trading partners is more important than ever before and we are excited about our prospects as we go after the multibillion opportunity ahead of us and expand our market leadership.”

Revenue for the full year ended December 31, 2015 was $158.5 million compared to $127.9 million for the full year ended December 31, 2014, reflecting 24% growth in revenue.  Recurring revenue grew 25% from the year ended December 31, 2014.

Net income for the twelve months ended December 31, 2015 was $4.6 million or $0.27 per diluted share, compared to net income of $2.7 million or $0.16 per diluted share, for the comparable period in 2014. Non-GAAP net income per diluted share for the twelve months ended December 31, 2015 was $0.84, compared to non-GAAP net income per diluted share of $0.65 for the comparable period in 2014. Adjusted EBITDA for the full year ended December 31, 2015 increased 25% to $22.6 million, compared to the full year ended December 31, 2014.

“SPS Commerce experienced another strong year with 25% recurring revenue growth over 2014,” said Kim Nelson, Chief Financial Officer. “As we look to 2016, we will leverage the omnichannel evolution in the retail industry to continue to add customers and capture more wallet share within our network. We look forward to extending our market leadership as we go after the tremendous global opportunity in front of us.”

Guidance

For the first quarter of 2016, revenue is expected to be in the range of $44.5 million to $45.0 million.  First quarter net income per diluted share is expected to be in the range of $0.02 to $0.04 with fully diluted weighted average shares outstanding of approximately 17.3 million shares.  Non-GAAP net income per diluted share is expected to be in the range of $0.20 to $0.22.  Adjusted EBITDA is expected to be in the range of $5.4 million to $5.9 million.  Non-cash, share-based compensation expense is expected to be approximately $1.9 million, depreciation expense is expected to be approximately $1.8 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2016, revenue is expected to be in the range of $191.5 million to $193.0 million, representing approximately 21% to 22% growth over 2015. Full year net income per diluted share is expected to be in the range of $0.17 to $0.20 with fully diluted weighted average shares outstanding of approximately 17.4 million shares. Non-GAAP net income per diluted share is expected to be in the range of $0.92 to $0.95. Adjusted EBITDA is expected to be in the range of $25.5 to $26.5 million. Non-cash, share-based compensation expense is expected to be approximately $8.2 million, depreciation expense is expected to be approximately $7.8 million and amortization expense is expected to be approximately $4.8 million.  Also for the year, we expect an annual effective tax rate of approximately 40%, with cash taxes for the year to be minimal.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID#  99745092 at least five minutes prior to the 3:30 p.m. CT start time. A live webcast of the call will also be available at investors.spscommerce.com under the Events and Presentations menu. The replay will also be available on our website at investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 60 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP net income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

EBITDA consists of net income plus depreciation and amortization, interest expense, interest income, income tax expense and other adjustments as necessary for a fair presentation. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP net income per share consists of net income plus non-cash, stock-based compensation expense and amortization expense related to intangible assets divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP net income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the fourth quarter and full year of 2015, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2014, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	December 31,
	2015	2014

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$121,538	$130,795
Short-term marketable securities	7,517	-
Accounts receivable, net	17,615	15,422
Deferred costs	15,086	12,055
Deferred income taxes	-	76
Other current assets	5,030	3,846
Total current assets	166,786	162,194

PROPERTY AND EQUIPMENT, net	13,620	11,361
GOODWILL	33,848	34,854
INTANGIBLE ASSETS, net	15,081	18,851
MARKETABLE SECURITIES, non-current	14,950	-
OTHER ASSETS
Deferred costs, non-current	5,260	5,267
Deferred income taxes, non-current	11,149	11,035
Other non-current assets	1,037	213
Total assets	$261,731	$243,775

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$2,163	$3,961
Accrued compensation	11,150	9,926
Accrued expenses	1,987	2,470
Deferred revenue	7,740	7,505
Deferred rent	1,194	698
Total current liabilities	24,234	24,560

OTHER LIABILITIES
Deferred revenue, non-current	11,005	10,653
Deferred rent, non-current	4,307	3,471
Total liabilities	39,546	38,684

COMMITMENTS and CONTINGENCIES

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 16,723,994 and 16,348,747 shares issued and outstanding, respectively	17	16
Additional paid-in capital	265,265	250,633
Accumulated deficit	(39,449)	(44,088)
Accumulated other comprehensive loss	(3,648)	(1,470)
Total stockholders’ equity	222,185	205,091
Total liabilities and stockholders’ equity	$261,731	$243,775

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Revenues	$42,348	$35,402	$158,518	$127,947
Cost of revenues	13,436	11,139	50,043	39,991
Gross profit	28,912	24,263	108,475	87,956
Operating expenses
Sales and marketing	13,734	12,490	55,374	46,990
Research and development	4,896	3,817	17,954	13,494
General and administrative	6,668	5,727	24,817	20,233
Amortization of intangible assets	800	812	3,307	2,856
Total operating expenses	26,098	22,846	101,452	83,573
Income from operations	2,814	1,417	7,023	4,383
Other income (expense)
Interest income, net	74	36	197	187
Other income (expense), net	110	(401)	(145)	(458)
Total other income (expense), net	184	(365)	52	(271)
Income before income taxes	2,998	1,052	7,075	4,112
Income tax expense	(866)	(198)	(2,436)	(1,408)
Net income	$2,132	$854	$4,639	$2,704

Net income per share
Basic	$0.13	$0.05	$0.28	$0.17
Diluted	$0.12	$0.05	$0.27	$0.16

Weighted average common shares used to compute net income per share
Basic	16,681	16,323	16,565	16,236
Diluted	17,110	16,878	17,032	16,814

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Year Ended
	December 31,
	2015	2014

Cash flows from operating activities
Net income	$4,639	$2,704
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	(38)	1,031
Depreciation and amortization of property and equipment	6,265	5,714
Amortization of intangible assets	3,307	2,856
Provision for doubtful accounts	1,271	717
Stock-based compensation	6,379	5,396
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(3,517)	(3,890)
Deferred costs	(3,023)	(4,590)
Other current and non-current assets	(2,037)	(719)
Accounts payable	(1,569)	1,271
Accrued compensation	1,295	1,568
Accrued expenses	(461)	1,365
Deferred revenue	587	2,440
Deferred rent	1,331	925
Net cash provided by operating activities	14,429	16,788
Cash flows from investing activities
Business acquisition, net of cash acquired	-	(12,595)
Purchases of property and equipment	(8,757)	(7,582)
Purchases of marketable securities	(22,527)	-
Net cash used in investing activities	(31,284)	(20,177)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	4,439	1,886
Excess tax benefit from exercise of options to purchase common stock	2,336	261
Net proceeds from employee stock purchase plan	1,479	1,338
Net cash provided by financing activities	8,254	3,485
Effect of foreign currency exchange rate changes	(656)	(595)
Net decrease in cash and cash equivalents	(9,257)	(499)
Cash and cash equivalents at beginning of period	130,795	131,294
Cash and cash equivalents at end of period	$121,538	$130,795

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income	$2,132	$854	$4,639	$2,704
Depreciation and amortization of property
and equipment	1,572	1,461	6,265	5,714
Amortization of intangible assets	800	812	3,307	2,856
Interest income, net	(74)	(36)	(197)	(187)
Income tax expense	866	198	2,436	1,408
Other	(209)	338	(209)	269

EBITDA	5,087	3,627	16,241	12,764
Stock-based compensation expense	1,623	1,405	6,379	5,396

Adjusted EBITDA	$6,710	$5,032	$22,620	$18,160

Net income	$2,132	$854	$4,639	$2,704
Stock-based compensation expense	1,623	1,405	6,379	5,396
Amortization of intangible assets	800	812	3,307	2,856

Non-GAAP income	$4,555	$3,071	$14,325	$10,956

Shares used to compute non-GAAP income
per share
Basic	16,681	16,323	16,565	16,236
Diluted	17,110	16,878	17,032	16,814

Non-GAAP income per share
Basic	$0.27	$0.19	$0.86	$0.67
Diluted	$0.27	$0.18	$0.84	$0.65

Contact:
Investor Relations
The Blueshirt Group
Lisa Laukkanen
Nicole Gunderson
SPSC@blueshirtgroup.com
415-217-7722

Kay Rindels
SPS Commerce
866-245-8100
krindels@spscommerce.com